UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): March 3, 2004

ENPATH MEDICAL, INC.

(Exact name of Registrant as specified in its charter)

Minnesota	0-19467	41-1533300
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15301 Highway 55 West Plymouth, MN	55447
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (763) 559-2613

Items 1-4, 6, and 8-12 are not applicable and therefore omitted.

ITEM 5. OTHER EVENTS.

In a press release dated March 3, 2004, Enpath Medical, Inc. (the “Company”) announced that it reached an agreement with BIOMEC, Inc. on the price range of the Company’s common stock that would be issued as part of the 2004 Contingent Payment in connection with the Company’s October 2003 acquisition of BIOMEC Cardiovascular, Inc.  Under the agreement, the price of the common stock to be issued will be no less than $11.56 per share and no greater than $15.63 per share.  The parties also agreed that any 2004 Contingent Payment will be made 80% in the Company’s common stock and 20% in cash.  The payment must be made on or before March 31, 2005.  The agreement on the collar and the 80% payment in common stock is subject to the approval of shareholders of BIOMEC, who will vote on the agreement in May 2004.

In addition, the parties agreed that BIOMEC may distribute to its 214 shareholders any time after April 1, 2004, the 933,333 shares of the Company’s common stock delivered to BIOMEC in October 2003, as well as the 133,568 shares that will be delivered on or before March 31, 2004 as part of the 2003 Contingent Payment.

The Company also announced that on or prior to March 31, 2004, it would be implementing a book entry certificateless process for issuance of its common stock, and will be providing its shareholders with additional information on the implementation of this program.

A copy of the press release issued by the Company is attached as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(c)           Exhibits

The following are filed or furnished as Exhibits to this Report:

Exhibit No.	Description of Exhibit
99.1	Press release dated March 3, 2004, announcing established price range for 2004 Contingent Payment

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ENPATH MEDICAL, INC.

Dated: March 4, 2004	By: /s/ James D. Hartman
James D. Hartman
Chief Executive Officer